	Guaranty Federal BANCSHARES, INC Strength. Growth. Vision.	Exhibit 99.1 For Immediate Release

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank 1341 W. Battlefield Springfield, MO 65807 417-520-4333	www.gbankmo.com

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES PRELIMINARY 2012 FINANCIAL RESULTS

SPRINGFIELD, MO – (January 17, 2013) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its quarter and year ended December 31, 2012.

Fourth Quarter Financial Highlights

•
Earnings per common share for the fourth quarter increased to $0.45 compared to a ($0.34) loss per common share for the third quarter of 2012 and earnings per common share of $0.38 for the fourth quarter in 2011.

•	Net income increased to $1,482,000 for the fourth quarter of 2012 compared to a net loss of ($717,000) for the third quarter of 2012 and net income of $1,308,000 during the fourth quarter of 2011.
•	Net interest margin improved 21 basis points to 3.55% for the quarter as compared to the third quarter of 2012 but decreased 10 basis points compared to the fourth quarter in 2011.
•	Efficiency ratio improved to 64.76% for the quarter as compared to 74.33% for the third quarter of 2012 and 72.03% during the prior year quarter.
•	Transaction deposit account balances as of December 31, 2012 have increased $20.8 million, or 6%, since December 31, 2011.
•	Nonperforming assets were $19.9 million as of December 31, 2012, a decrease of $7.1 million from December 31, 2011.
•	Book value per common share was $14.34 as of December 31, 2012, an increase of $.27 as compared to December 31, 2011.

Net income for the fourth quarter ended December 31, 2012 was $1,482,000 as compared to $1,308,000 for the same quarter in 2011.  After preferred dividends, diluted earnings per common share was $0.45, an increase from the $0.38 per diluted common share during the fourth quarter in 2011.  This was also an increase from the ($0.34) diluted loss per common share the Company earned during the third quarter ended September 30, 2012.

Net income for the fiscal year 2012 was $1,944,000 as compared to $3,836,000 in 2011.  After preferred dividends, diluted earnings per common share was $0.30, a decrease from the $1.01 per diluted common share earned in 2011.

The following were key issues that contributed to the fourth quarter financial results as compared to the same quarter in 2011:

Net interest income – A strong focus for the Company over the last several years has been to improve net interest margin which has been a significant challenge for our institution as well as the industry.  A weak economy, increased regulation and a historically low interest rate environment has made it very difficult to increase earning assets, especially in the loan portfolio.  The average cost of interest bearing deposits and other borrowings continues to be the primary driver in the Company’s margin improvement.  The Company has benefited during 2012 from the reduction in wholesale funding balances (primarily Federal Home Loan Bank (FHLB) advances and repurchase agreements) of approximately $40 million during the latter half of 2011. On the asset side, loan yield has improved relative to peer over the last several years, but has been negatively impacted from the higher level of nonaccrual loans, declining loan balances and price competition from local and regional competitors. Despite the challenges discussed, the Company has increased its margin year over year and has been able to hold its net interest income steady.

Non-interest income – Non-interest income decreased $1.0 million during the quarter primarily due to the Company’s gains on investments.  During the fourth quarter of 2011, the Company sold approximately $28.1 million of available-for-sale securities for a realized gain of $1.3 million.  A portion of the net proceeds were used to prepay two repurchase agreements totaling $14.75 million. Other noteworthy items for the quarter include losses of $186,000 that were recognized on foreclosed assets which was a decline from the $294,000 recognized during the prior year quarter.  Also, gains on sales of loans in the secondary market increased $96,000 for the period compared to the prior year quarter due to an increase in the volume of loans sold.

Non-interest expense – In general, non-interest expenses have been managed very closely and have been held to appropriate levels.  The decrease of $1.2 million for the quarter is primarily due to a $1.5 million prepayment penalty incurred during the prior year quarter on the prepayment of two repurchase agreements totaling $14.75 million (also discussed above).  However, offsetting this item was an increase in other expense for the quarter due to settlements of two investor indemnification claims associated with six secondary market loans originated in prior years.  Total costs incurred on the settlements were $147,000.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $350,000 during the quarter, a decrease from the $550,000 recognized in the prior year quarter.  The allowance for loan losses as of December 31, 2012 was 1.84% of gross loans outstanding (excluding mortgage loans held for sale) compared to 2.17% as of December 31, 2011.

Non-performing assets – The Company experienced a significant improvement in nonperforming assets which were $19.9 million as of December 31, 2012, representing a decrease of $7.1 million or 26% from December 31, 2011.  Nonperforming assets as a percentage of total assets declined from 4.17% at December 31, 2011 to 3.01% at December 31, 2012.  Reducing non-performing assets has been and will continue to be a primary focus of the Company.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below.  These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance.  Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods.  However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP.  A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring.  Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income
Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

•	Gains on sales of available-for-sale securities
•	Losses on foreclosed assets held for sale
•	Gains on the sales of Missouri low-income housing tax credits
•
One-time professional fees expense incurred in conjunction with a Registration Statement on Form S-1 filed with the SEC.  This filing during the third quarter of 2012 was required for the Treasury’s proposed auction of the Company’s preferred stock under their Capital Purchase Program.

•	Settlements of investor indemnification claims associated with secondary market loans
•	Provision for loan loss expense
•	Provision (credit) for income taxes

A reconciliation of the Company’s net income to its operating income for the quarter and year ended December 31, 2012 is set forth below.

	Quarter ended		Year ended
	31-Dec-12	31-Dec-11	31-Dec-12	31-Dec-11

Net income	$1,482	$1,308	$1,944	$3,836

Add back:
Provision (credit) for income taxes	447	241	(131)	703
Income before income taxes	1,929	1,549	1,813	4,539

Add back/(subtract):
Gains on investment securities	(31)	(1,308)	(168)	(1,506)
Loss on foreclosed assets held for sale	186	294	1,391	800
Gain on sale of low-income housing tax credits	-	-	(282)	-
Professional fees incurred with Form S-1 filing	-	-	221	-
Settlements of investor indemnification claims
Settlements of investor indemnification claims associated with secondary market loans	147	-	147	-
Prepayment penalty on repurchase agreements	-	1,531	-	1,531
Provision for loan losses	350	550	5,950	3,350
	652	1,067	7,259	4,175

Operating income	$2,581	$2,616	$9,072	$8,714

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Taney, Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended		Year ended
Operating Data:	31-Dec-12	31-Dec-11	31-Dec-12	31-Dec-11
	(Dollar amounts are in thousands, except per share data)

Total interest income	$7,047	$7,475	$27,606	$30,376
Total interest expense	1,572	1,986	6,858	9,611
Net interest income	5,475	5,489	20,748	20,765
Provision for loan losses	350	550	5,950	3,350
Net interest income after provision for loan losses	5,125	4,939	14,798	17,415
Noninterest income	992	2,016	3,256	4,485
Noninterest expense	4,188	5,406	16,241	17,361

Income before income taxes	1,929	1,549	1,813	4,539
Provision (credit) for income taxes	447	241	(131)	703

Net income	$1,482	$1,308	$1,944	$3,836
Preferred stock dividends and discount accretion	199	282	1,076	1,126
Net income available to common shareholders	$1,283	$1,026	$868	$2,710

Basic income per common share	$0.47	$0.38	$0.32	$1.01
Diluted income per common share	$0.45	$0.38	$0.30	$1.01

Annualized return on average assets	0.91%	0.80%	0.30%	0.57%
Annualized return on average equity	11.73%	9.52%	3.67%	7.08%
Net interest margin	3.55%	3.65%	3.42%	3.31%
Efficiency ratio	64.76%	72.03%	67.66%	68.76%

		As of	As of
Financial Condition Data:		31-Dec-12	31-Dec-11

Cash and cash equivalents		$41,663	$26,574
Investments and interest bearing deposits		102,162	86,871
Loans, net of allowance for loan losses 12/31/2012 - $8,740; 12/31/2011 - $10,613		468,376	482,664
Other assets		48,231	52,397
Total assets		$660,432	$648,506

Deposits		$500,015	$484,584
FHLB advances		68,050	68,050
Subordinated debentures		15,465	15,465
Securities sold under agreements to repurchase		25,000	25,000
Other liabilities		1,034	1,172
Total liabilities		609,564	594,271
Stockholders' equity		50,868	54,235
Total liabilities and stockholders' equity		$660,432	$648,506

Equity to assets ratio		7.70%	8.36%
Book value per common share		$14.34	$14.07
Nonperforming assets		$19,861	$27,014